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EXHIBIT 10.3


                            CONTRACTUAL AMENDMENT 2.0
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This Contractual Amendment is made the 18TH day of MARCH in the year 2005, and changes the Agreement between Pacific Ethanol, Inc. (Owner) and W.M. Lyles Co. (Design-Builder) for services in connection with the PROJECT (Pacific Ethanol Plant - Construction; Ethanol Production at the Madera Sites)

By the authorized signatures below, the Owner and Design-Builder agree to amend the Agreement previously dated on the 7th day of July in the year 2003 and Amendment 1.0 dated 10th day of May 2004 without invalidating any Articles of the Agreement or the terms or conditions thereof.

By all rights and requirements, Article 3.0, Paragraph 3.2 shall read as follows:

ARTICLE 3 - DESIGN-BUILDER'S RESPONSIBILITIES

3.2 GUARANTEED MAXIUM PRICE (GMP) SHALL BE MODIFIED TO

3.2 LUMP SUM / GUARANTEED MAXIUM PRICE (GMP)

3.2.1 GMP PROPOSAL At such time as the Owner and the Design-Builder jointly agree, the Design-Builder shall submit a GMP Proposal to the Owner. The GMP shall be the sum of the estimated Design-Builder's Cost of the work including the Design-Builder's Fee as defined in Article 7 and outlined in any Contractual Amendment(s). The GMP is subject to modification as provided in Article 9.

3.2.1.1 The Design-Build Documents shall be a minimum of sixty (60)-percent complete at the time the GMP Proposal is submitted to the Owner. The Design-Builder shall provide in the GMP for further development of the Design-Build Documents consistent with the Owner's Program. Such further development does not include changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which if required, shall be incorporated by Change Order.

3.2.2 BASIS OF LUMP SUM / GUARANTEED MAXIMUM PRICE The Design-Builder shall include in Amendment(s) the GMP Proposal with a written statement of the scope of work and basis, which shall include:

                  .1 a list of the drawings and specifications, including all addenda, which were used in preparation of the GMP Proposal;

                  .2 a list of the assumptions and clarifications made by the Design-Builder in the preparation of the GMP Proposal to supplement the information contained in the drawings and specifications;

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                  .3 the Date of Substantial Completion and/or the Date of Final
         Completion upon which the proposed GMP is based, and the Schedule of Work upon which the Date of Substantial Completion and/or the Date of Final Completion is based;

                  .4 a schedule of applicable alternate prices, unit prices and time and material prices if necessary;

                  .5 Additional Services if any;

                  .6 the time limit for acceptance of the GMP proposal;

                  .7 a statement of any work to be self-performed by the Design-Builder; and

                  .8 a statement identifying all patented or copyrighted materials, methods or systems selected by the Design-Builder and incorporated in the Work that are likely to require the payment of royalties or license fees.

3.2.3 REVIEW AND ADJUSTMENT TO GMP PROPOSAL The Design-Builder shall meet with the Owner to review the GMP Proposal. In the event that the Owner has any comments relative to the GMP Proposal, or finds any inconsistencies or inaccuracies in the information presented, it shall give prompt written notice of such comments or findings to the Design-Builder, who shall make appropriate adjustments to the GMP, its basis or both.

3.2.4 ACCEPTANCE OF GMP PROPOSAL Upon acceptance by the Owner of the GMP Proposal, as may be amended by the Design-Builder in accordance with Subparagraph 3.2.3, the GMP and its basis shall be set forth in Amendment(s). The GMP and the Date of Substantial Completion and/or the Date of Final Completion shall be subject to modification in Article 9.

3.2.5 FAILURE TO ACCEPT THE GMP PROPOSAL Unless the Owner accepts the GMP Proposal in writing on or before the date specified in the GMP Proposal for such acceptance and so notifies the Design-Builder, the GMP Proposal shall not be effective. If the Owner fails to accept the GMP Proposal, or rejects the GMP Proposal, the Owner shall have the right to:

                  .1 Suggest modifications to the GMP Proposal. If such modifications are accepted in writing by Design-Builder, the GMP Proposal shall be deemed accepted in accordance with Subparagraph 3.2.4;

                  .2 Direct the Design-Builder to proceed on the basis of reimbursement as provided in Articles 7 and 9 without a GMP, in which case all references in this Agreement to the GMP shall not be applicable; or

                  .3 Terminate the Agreement for convenience in accordance with
         Article 11 .

In the absence of a GMP the parties may establish a Date of Substantial Completion and/or a Date of Final Completion.

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3.2.6 PRE-GMP WORK Prior to the Owner's acceptance of the GMP Proposal, the
Design Builder shall incur cost that will be reimbursed as part of the Cost of the Work, only as provided in this Agreement and as the Owner may specifically authorize in writing.

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By all rights and requirements, Article 7.0, shall read as follows:

ARTICLE 7 - COMPENSATION SHALL BE MODIFIED TO

ARTICLE 7 - CONTRACT PRICE

7.1 DESIGN PHASE

7.1.1 To the extent required by applicable law, the cost of services performed directly by the Engineer is computed separately and is independent from the Design-Builder's compensation for work or services performed directly by the Design-Builder; these costs shall be shown as separate items on applications for payment. If an Engineer is retained by the Design-Builder, the payments to the Engineer shall be as detailed in a separate agreement between the Design-Builder and the Engineer.

7.1.2 The Owner shall compensate the Design-Builder for services performed during the Design Phase as described in Paragraph 3.1, including preparation of a Lump Sum / GMP Proposal as Amended and described in Paragraph 3.2 for establishing the project requirements, general business planning and other information and documentation as may be required to establish the feasibility of the project, making revisions to the Schematic Design, design Development, Design, coordination, management, expediting and other services supporting the procurement of materials to be obtained, or work to be performed, by the Owner, including but not limited to telephone systems, computer wiring networks, sound systems, alarms, security systems and other specialty systems which are not a part of the Work, Preliminary Construction Schedules and Estimates, Construction Documents forming the basis of the Lump Sum/GMP.

7.1.3 Compensation for Design Phase Services, as part of the Work, as outlined in Amendment(s) shall include the Design-Builder's Fee as established and paid in proportion to the services performed, subject to adjustment as provided in the Contract Documents.

7.1.4, 7.1.5, 7.1.6 AND 7.1.7 shall not be modified and retain their original wording and intent

7.1.8 All compensation for the Design Phase shall be outlined in Amendment(s) attached to this Agreement.

7.2 CONSTRUCTION PHASE

7.2.1 The Owner shall compensate the Design-Builder for Work performed following the commencement of the Construction Phase on the Cost of the Work as allowed in the Lump Sum / GMP and outlined in Amendment(s) with necessary adjustments under
Article 9.

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7.2.2 The compensation to be paid under this Paragraph 7.2 shall be limited to the Lump Sum / GMP established in Amendment(s), as the GMP may be adjusted under
Article 9.

7.2.3 Payment from Construction Phase shall be as set forth in Article 10. If Design Phase Services continue to be provided after construction has commenced, the Design-Builder shall continue to be compensated as provided in Paragraph 7.1, or as mutually agreed.

7.2.4 All compensation for the Construction Phase shall be outlined in Amendment(s) as attached to this Agreement.

7.3 ADJUSTMENT IN THE LUMP SUM/GMP Adjustment in the Lump Sum/GMP shall be made as follows:

                  .1 for changes in the Work as provided in Article 9, the GMP shall be adjusted as outlined in the Contract Documents.

                  .2 for delays in the Work not caused by the Design-Builder or those under control of the Design-Builder, except as provided in Subparagraph 6.3.2, there will be an equitable adjustment in the Design-Builder's Fee to compensate the Design-Builder for increased expenses; and

                  .3 if the Design-Builder is placed in charge of managing the replacement of an insured or uninsured loss, the Design-Builder shall be paid an additional fee in the same proportion that the Design-Builder's Fee bears to the estimated Cost of the Work for the replacement.

The Owner agrees to pay the Design-Builder for the Cost of the Work as defined in this Article.

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By all rights and requirements, Article 8.0 shall read as follows:

ARTICLE 8 -- COST OF THE WORK

DELETED IN ITS ENTIRETY

By all rights and requirements, Article 12.0, Paragraph 12.3 shall read as follows:

ARTICLE 12 - SUSPENSION AND TERMINATION OF THE AGREEMENT AND OWNER'S RIGHT TO PERFORM DESIGN-BUILDER'S RESPONSIBILITIES

12.3 TERMINATION BY OWNER If the Owner terminates this Agreement, the Owner shall pay the Design-Builder for all costs associated with the Work per Article
7.0. In addition, the Design-Builder shall be paid an amount as set forth below:

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                  .1 If the Owner terminates this Agreement and selects another fled Design- 12 Builder and/or Contractor with a license to conduct business within the STATE TO COMPLETE THE PROJECT THE Owner shall pay the Design Builder for all Services as set forth above and a premium of five million dollars, ($5,000,000.00).

                  .2 The Owner shall also pay to the Design-Builder fair compensation, either by purchase or rental at the election of the Owner, for all equipment retained, The Owner shall assume and become liable for obligations, commitments and unsettled claims that the Design-Builder has previously undertaken or incurred in good faith in connection with the Work or as a result of the termination of this Agreement. As a condition of receiving the payments provided under this
         Article 12, the Design-Builder shall cooperate with the Owner by taking all steps necessary to accomplish the legal assignment of the Design-Builder's rights and benefits to the Owner, including the execution and delivery of required papers.

AMENDMENT 2.0 SCOPE OF WORK

This Amendment, including its exhibits, appendices and other documents, constitutes compliance with aforementioned executed, Agreement, and pursuant to
Section 32 of the Agreement, constitutes the scope of work and Lump Sum / Guaranteed Maximum Price (GMP) for the following scope of work,

By the date indicated within this Amendment, the Design-Builder is herby authorized by the Owner to commence with the early activities as indicated and related to the design and construction of the Project prior to the negotiation of the Final Lump Sum / GMP. Work that is 'authorized by this. Amendment includes, but is not limited to, those construction and design activities as listed below:

         o Authorize the Design-Builder to continue design, engineering and procurement services as necessary to support construction activities.
         o        Mobilization and Project Set Up
         o        Three (3) Months of Project Management
         o        Site Preparation and Demolition
         o        Rough Grading, Over Excavation, Ponds and Berms
         o        Fine Grading (Partial)
         o        Site Concrete (Partial
         o        Site Utilities
         o        Site Fencing
         o        Concrete Earthwork (Partial) .

              Pursuant to the payment terms and conditions indicated in the Agreement, the Owner shall pay for all costs associated with the above scope of work in a Lump Sum Price of $2,978,000

                                      -END-

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THIS CONTRACTUAL AMENDMENT IS ENTERED INTO AS OF THE DATE INDICATED ABOVE BY THE
AUTHORIZED INDIVIDUALS FOR THE COMPANIES LISTED BELOW.


OWNER:
PACIFIC ETHANOL, INC.
BY: /S/ RYAN TURNER
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PRINT NAME: RYAN TURNER
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DESIGN-BUILDER:
BY: /S/ TODD R. SHELLER
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PRINT NAME: TODD R. SHELLER, VICE PRESIDENT
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